Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Jan. 26, 2023 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP REPORTS FOURTH QUARTER 2022 EARNINGS

Q4 2022 Net Income	Q4 2022 Diluted Earnings Per Share	YTD Loan Growth	Q4 2022 Net Interest Margin	Book Value per Share
$6.1 million	$0.66	13.1%	3.96%	$16.31
				$16.13*, excluding goodwill and intangibles

CEO Commentary

“2022 was another good year for First Northwest with record performance by the Bank, including return on equity, earnings per share, and net interest margin expansion. We remain focused on banking, including deposits and loans, through strategic hires, partnerships such as Meriwether Group, and community investments,” said Matthew P. Deines, President and CEO of First Northwest Bancorp. “The strategic repositioning we began in 2020 continues in the commercial bank while we invest and build technology solutions and partnerships which will produce long-term shareholder value.”

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on February 24, 2023, to shareholders of record as of the close of business on February 10, 2023.

Quarter Ended December 31, 2022 to September 30, 2022	Quarter Ended December 31, 2022 to December 31, 2021
Financial Highlights
Net income of $6.1 million and diluted earnings per share of $0.66, compared to $4.3 million and $0.47, respectively	Net income of $6.1 million and diluted earnings per share of $0.66, compared to $5.1 million and $0.55, respectively
Total revenue (net interest income before provision plus noninterest income) of $22.3 million, an increase of 8.6%, or $1.8 million, compared to $20.5 million	Total revenue of $22.3 million, an increase of 8.3%, or $1.7 million, compared to $20.6 million
Effective tax rate of 14.7%, compared to 18.5%	Effective tax rate of 14.7%, compared to 18.3%
Financial Position
Total assets of $2.04 billion, down $49.4 million, or 2.4%	Increase in total assets of $121.0 million, or 6.3%
Total gross loans, excluding loans held for sale, of $1.53 billion, up $9.2 million, or 0.6%	Increase in total gross loans, excluding loans held for sale, of $177.2 million, or 13.1%
Total deposits of $1.56 billion, a decrease of $41.0 million, or 2.6%	Decrease in total deposits of $16.3 million, or 1.0%
Asset Quality and Capital
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.09%, compared to 0.17%	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.09%, compared to 0.07%
Tangible common equity ratio* and equity to total assets of 7.67% and 7.75%, compared to 7.40% and 7.49%, respectively	Tangible common equity ratio* and equity to total assets of 7.67% and 7.75%, compared to 9.82% and 9.92%, respectively
Key Performance Metrics
Net interest margin of 3.96%, compared to 3.88%	Net interest margin of 3.96%, compared to 3.58%
Efficiency ratio of 67.9%, compared to 74.9%	Efficiency ratio of 67.9%, compared to 70.5%
Annualized returns on average assets, tangible common equity* and equity of 1.18%, 15.45% and 15.26%, compared to 0.85%, 10.23%, and 10.12%, respectively	Annualized returns on average assets, tangible common equity* and equity of 1.18%, 15.45%, and 15.26%, compared to 1.09%, 10.82% and 10.72%, respectively
Tangible book value per share* of $16.13, an increase of 4.07% from $15.50 Book value per common share of $16.31 compared to $15.69	Tangible book value per share* of $16.13, a decrease of 14.7% from $18.89 Book value per common share of $16.31 compared to $19.10

* See reconciliation of Non-GAAP Financial Measures later in this release.

Business Update

In December 2022, Quin Ventures, Inc. (“Quin”) sold certain assets, including intellectual property, to Quil Ventures, Inc. (“Quil”). Quil was created by the other 50% owners of Quin, in partnership with a third-party financing source, to pursue a new business model with another sponsor bank. As part of the transaction, First Northwest received a 5% ownership stake in Quil valued at $225,000. First Northwest retains a 50% ownership in Quin and will also receive a portion of Quil’s monthly subscription fee income, the value of which is reflected as a commitment receivable under "Other Assets." The fair value of the Quil ownership stake and the commitment receivable were evaluated by a third party with extensive experience in valuing bank assets and liabilities.

For the quarter ended December 31, 2022, Quin reported a loss of $396,000, 50% of which was recognized by the Company through non-controlling interest accounting. For the year ended December 31, 2022, Quin reported a loss of $4.3 million, 50% of which was recognized by the Company through non-controlling interest accounting. The Company anticipates future expenses related to Quin will be immaterial.

Balance Sheet Review

Total assets decreased $49.4 million, or 2.4%, to $2.04 billion at December 31, 2022, compared to $2.09 billion at September 30, 2022, and increased $121.0 million, or 6.3%, compared to $1.92 billion at December 31, 2021.

Cash and cash equivalents decreased by $58.1 million, or 56.0%, to $45.6 million as of December 31, 2022, compared to $103.7 million as of September 30, 2022, and decreased $80.4 million, or 63.8%, compared to $126.0 million at December 31, 2021.

Investment securities decreased $2.9 million, or 0.9%, to $326.6 million at December 31, 2022, compared to $329.4 million three months earlier, and decreased $17.6 million compared to $344.2 million at December 31, 2021. The market value of the portfolio increased $1.1 million during the fourth quarter of 2022, primarily driven by lower long-term interest rates. Principal and interest payments received of $6.9 million were primarily used to fund loan growth. At December 31, 2022, municipal bonds totaled $98.1 million and comprised the largest portion of the investment portfolio at 30.0%. Non-agency issued mortgage-backed securities were the second largest segment, totaling $93.3 million, or 28.6%, of the portfolio at quarter end. The estimated average life of the securities portfolio was approximately 8.2 years, compared to 8.4 years in the prior quarter and 5.7 years in the fourth quarter of 2021. The effective duration of the portfolio was approximately 5.1 years, compared to 5.1 years in the prior quarter and 5.2 years in the fourth quarter of 2021.

Investment securities consisted of the following at the dates indicated:

	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$98,050	$96,130	$113,364	$1,920	$(15,314)
U.S. Treasury notes	2,364	2,355	—	9	2,364
International agency issued bonds (Agency bonds)	1,702	1,683	1,920	19	(218)
Corporate issued asset-backed securities (ABS corporate)	—	—	14,489	—	(14,489)
Corporate issued debt securities (Corporate debt)	55,499	56,165	59,789	(666)	(4,290)
U.S. Small Business Administration securities (SBA)	—	—	14,680	—	(14,680)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	75,648	78,231	79,962	(2,583)	(4,314)
Non-agency issued mortgage-backed securities (MBS non-agency)	93,306	94,872	60,008	(1,566)	33,298
Total securities available for sale	$326,569	$329,436	$344,212	$(2,867)	$(17,643)

Net loans, excluding loans held for sale, increased $10.3 million, or 0.7%, to $1.53 billion at December 31, 2022, from $1.52 billion at September 30, 2022, and increased $181.2 million, or 13.4%, from $1.35 billion one year ago. One- to four-family loans increased $8.8 million during the current quarter as a result of $8.9 million in new amortizing loan originations and $14.0 million of residential construction loans which converted to permanent amortizing loans, partially offset by sales and payments received. Multi-family loans increased $10.3 million during the current quarter. The increase was the result of new originations totaling $1.3 million and $5.5 million of construction loans converting into permanent amortizing loans. Construction loans decreased $22.5 million during the quarter, with $28.9 million converting into fully amortizing loans, partially offset by draws on new and existing loans. Commercial real estate, home equity, and commercial business loans all increased during the current quarter, compared to the previous quarter as originations and draws on existing commitments exceeded payoffs and scheduled payments.

The Company originated $8.6 million in residential mortgages during the fourth quarter of 2022 and sold $3.3 million, with an average gross margin on sale of mortgage loans of approximately 2.19%. This production compares to residential mortgage originations of $19.4 million in the preceding quarter with sales of $6.2 million, with an average gross margin of 2.10%. Higher market rates on mortgage loans and a lack of single-family home inventory continued to hinder saleable mortgage loan production in the fourth quarter. New single-family residence construction loan commitments totaled $16.1 million in the fourth quarter, compared to $26.9 million in the preceding quarter.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One- to four-family	$343,825	$335,067	$294,965	$8,758	$48,860
Multi-family	253,551	243,256	172,409	10,295	81,142
Commercial real estate	390,246	385,272	363,299	4,974	26,947
Construction and land	194,646	217,175	224,709	(22,529)	(30,063)
Total real estate loans	1,182,268	1,180,770	1,055,382	1,498	126,886

Consumer:
Home equity	52,322	50,066	39,172	2,256	13,150
Auto and other consumer	222,794	223,100	182,769	(306)	40,025
Total consumer loans	275,116	273,166	221,941	1,950	53,175

Commercial business	76,996	71,269	79,838	5,727	(2,842)

Total loans	1,534,380	1,525,205	1,357,161	9,175	177,219
Less:
Net deferred loan fees	2,786	3,519	4,772	(733)	(1,986)
Premium on purchased loans, net	(15,957)	(15,705)	(12,995)	(252)	(2,962)
Allowance for loan losses	16,116	16,273	15,124	(157)	992
Total loans receivable, net	$1,531,435	$1,521,118	$1,350,260	$10,317	$181,175

Equity and partnership investments increased $299,000 to $14.3 million at December 31, 2022, compared to $14.0 million at September 30, 2022, as we added an investment in Quil Ventures as a result of the Quin asset sale, and increased $10.7 million compared to $3.6 million one year ago, as we expanded partnership and equity relationships to include Meriwether Group, JAM FINTOP and Torpago. Prepaid expenses and other assets increased $3.9 million to $42.4 million at December 31, 2022, compared to $38.5 million at September 30, 2022, and increased $20.2 million compared to $22.2 million one year ago. The increase in the current quarter is mainly due to a commitment receivable from the Quin assets sale and a receivable for a bank-owned life insurance ("BOLI") death benefit payment related to the passing of a former employee. In addition to the changes recorded during the current quarter, the increase from a year ago also reflects an increase in other prepaid expenses of $3.9 million, which includes long-term sponsorship agreements with local not-for-profit organizations, and an increase in deferred tax assets of $11.2 million resulting from the fair market value decrease in the investment portfolio.

Total deposits decreased $41.0 million, to $1.56 billion at December 31, 2022, compared to $1.61 billion at September 30, 2022, and decreased $16.3 million, or 1.0%, compared to $1.58 billion one year ago. Increases in consumer certificates of deposits ("CDs") of $22.2 million, business savings account balances of $12.2 million, and brokered CDs of $4.3 million, were offset by decreases in consumer money market account balances of $37.7 million, consumer demand account balances of $17.7 million, business demand account balances of $9.0 million, business money market account balances of $8.3 million, consumer savings account balances of $8.0 million, and public fund CDs of $647,000 during the fourth quarter. Decreases in deposits were largely driven by customers utilizing account balances as the cost of goods increased. The current rate environment has contributed to greater competition for deposits with more rate specials offered to attract new funds. Some public entities moved funding out of CDs into U.S. Treasury securities during the year.

Demand deposits decreased 6.0% compared to a year ago to $508.6 million at December 31, 2022, and represented 32.5% of total deposits; money market accounts decreased 20.9% compared to a year ago to $473.0 million, and represented 30.2% of total deposits; savings accounts increased 3.2% compared to a year ago to $200.9 million at December 31, 2022, and represented 12.9% of total deposits; and certificates of deposit increased 54.4% compared to a year ago to $381.7 million at quarter-end, and represented 24.4% of total deposits. Brokered CDs increased $68.1 million to $133.8 million at December 31, 2022, from $65.7 million a year ago, accounting for 50.7% of the increase in CD balances.

The total cost of deposits increased to 0.62% for the fourth quarter of 2022 compared to 0.32% for the third quarter of 2022, and 0.20% for the fourth quarter of 2021 as the Bank increased rates in light of the current rate environment and increased competition for deposits.

Deposits consisted of the following at the dates indicated:

	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$315,083	$342,808	$343,932	$(27,725)	$(28,849)
Interest-bearing demand deposits	193,558	192,504	196,970	1,054	(3,412)
Money market accounts	473,009	519,018	597,815	(46,009)	(124,806)
Savings accounts	200,920	196,780	194,620	4,140	6,300
Certificates of deposit	381,685	354,125	247,243	27,560	134,442
Total deposits	$1,564,255	$1,605,235	$1,580,580	$(40,980)	$(16,325)

Total shareholders’ equity increased to $158.3 million at December 31, 2022, compared to $156.6 million three months earlier, due to an increase in the fair market value of the investment securities portfolio, net of taxes, of $853,000, a $373,000 decrease in the fair market value of the defined benefit plan, net of taxes, and higher net income quarter-over-quarter, partially offset by the cost of repurchased shares. Total shareholders' equity decreased from $190.5 million a year earlier, due to a decline in the fair market value of the investment securities portfolio, net of taxes, of $40.8 million. Bond values decreased across the board as rates and credit spreads increased in response to efforts by the Federal Reserve to address sustained inflationary pressures.

Tangible book value per common share* was $16.13 at December 31, 2022, compared to $15.50 at September 30, 2022, and $18.89 at December 31, 2021. Book value per common share was $16.31 at December 31, 2022, compared to $15.69 at September 30, 2022, and $19.10 at December 31, 2021. We repurchased 224,671 shares of common stock under the Company's October 2020 stock repurchase plan at an average price of $14.64 per share for a total of $3.3 million during the quarter ended December 31, 2022, leaving 302,027 shares remaining under the plan. Year-to-date, we repurchased 356,343 shares of common stock at an average price of $15.22 per share for a total of $5.4 million.

Income Statement Results

In the fourth quarter of 2022, the Company generated a return on average assets ("ROAA") of 1.18%, and a return on average equity ("ROAE") of 15.26%, compared to 0.85% and 10.12%, respectively, in the third quarter of 2022, and 1.09% and 10.72%, respectively, in the fourth quarter of 2021. Net income increased $1.8 million to $6.1 million over the prior quarter and $936,000 over the comparable quarter in 2021. Net interest income continues to increase with the growth in the loan portfolio as well as higher loan and investment yields despite higher funding costs. Noninterest income improved over the prior quarter as the Bank recorded a BOLI death benefit payment related to the passing of a former employee; however, noninterest income remains significantly down from the same quarter one year ago with declines in gain on sale of loans and gains on partnership investments. Noninterest expense decreased from the prior quarter but continues to be higher than the same quarter one year ago. As a result, the efficiency ratio improved to 67.9% for the fourth quarter of 2022, compared to 74.9% for the third quarter of 2022, and 70.5% the fourth quarter of 2021.

The Company generated a ROAA of 0.79%, and an ROAE of 9.09%, for the year ended December 31, 2022, compared to 0.87% and 8.19%, respectively, for the year ended December 31, 2021. Net income increased $227,000, or 1.5%, compared to 2021. An increase in net interest income was offset by a decrease in noninterest income and increase in noninterest expense. Noninterest income was down due to significant declines in gain on sale of loans and gains on partnership investments. Noninterest expense was higher due to increased compensation, advertising, data processing, and occupancy expenses. The increases in expense were primarily related to Quin and expansion of the Bank's staffing levels and locations.

Total interest income increased $2.8 million to $23.7 million for the fourth quarter of 2022, compared to $20.9 million in the previous quarter, and increased $6.5 million from $17.2 million in the fourth quarter of 2021. Interest and fees on loans increased during the quarter, in part, as the Bank grew the loan portfolio through single-family, multi-family and commercial real estate lending as well as purchased auto and manufactured home loans. Loan yields also increased due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices. The Bank also recorded higher deferred fee income from loan payoffs during the fourth quarter of 2022. Total interest expense was $4.7 million for the fourth quarter of 2022, compared to $2.7 million in the third quarter of 2022 and $1.4 million in the fourth quarter a year ago. The increase was the result of a higher volume of short-term FHLB advances that are more sensitive to Federal Reserve Bank and other market rate increases along with a 30 basis point increase in the cost of deposits to 0.62% at December 31, 2022, from 0.32% at the prior quarter end and 42 basis point increase from 0.20% one year prior.

Total interest income for the year ended December 31, 2022, increased $16.7 million to $80.4 million, compared to $63.7 million for the year ended December 31, 2021. Total interest expense increased $5.1 million for the year ended December 31, 2022, to $10.5 million, compared to $5.4 million for the year ended December 31, 2021. Both categories were impacted by higher interest rates.

Net interest income, before provision for loan losses, for the fourth quarter of 2022 increased 4.0% to $18.9 million, compared to $18.2 million for the preceding quarter, and increased 19.7% from the fourth quarter one year ago. Net interest income, before provision for loan losses, for the year ended December 31, 2022, increased $11.6 million to $69.9 million, compared to $58.3 million for the year ended December 31, 2021.

The Company recorded a $285,000 provision for loan loss during the fourth quarter of 2022. This compares to a loan loss provision of $750,000 for the preceding quarter and a recovery of $150,000 for the fourth quarter of 2021. The current provision reflects lower loan growth, stable credit quality metrics and improvement in nonperforming assets. The loan loss provision for the year ended December 31, 2022, was $1.5 million, compared to $1.4 million for the year ended December 31, 2021.

* See reconciliation of Non-GAAP Financial Measures later in this release.

The net interest margin increased 8 basis points to 3.96% for the fourth quarter of 2022, from 3.88% the prior quarter, and increased 38 basis points over the fourth quarter of 2021 of 3.58%. Increases over both the prior quarter and the prior year are primarily due to an improvement in our earning asset mix, as well as higher coupon rates for both fixed and variable rate assets and an increase in loan prepayment fee income. The net interest margin increased 28 basis points to 3.79% for the year ended December 31, 2022, and from 3.51% for the year ended December 31, 2021.

The yield on average earning assets increased 50 basis points to 4.95% for the fourth quarter of 2022, compared to 4.45% for the third quarter of 2022, and increased 105 basis points from 3.90% for the fourth quarter of 2021. The increase over the prior quarter was due to higher yields on the investment portfolio along with higher average loan balances and an increase in the loan portfolio yield to 5.22% for the fourth quarter of 2022, compared to 4.75% for the third quarter of 2022, reflective of the rising rate environment. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The yield on average earning assets increased 53 basis points to 4.36% for the year ended December 31, 2022, from 3.83% for the year ended December 31, 2021.

The cost of average interest-bearing liabilities increased 51 basis points to 1.24% for the fourth quarter of 2022, compared to 0.73% for the third quarter of 2022, and increased 82 basis points from 0.42% for the fourth quarter of 2021. Total cost of funds increased 43 basis points to 1.02% for the fourth quarter of 2022 from 0.59% in the prior quarter and increased 68 basis points from 0.34% for the fourth quarter of 2021. Current quarter increases were due to higher costs on interest-bearing deposits and advances in addition to an increase in average FHLB advance balances. The increase over the same quarter last year was driven by the same factors.

The cost of average interest-bearing liabilities increased 30 basis points to 0.73% for the year ended December 31, 2022, from 0.43% for the year ended December 31, 2021. The total cost of funds increased 25 basis points to 0.60% for the year ended December 31, 2022, from 0.35% for the year ended December 31, 2021.

Noninterest income increased 44.3% to $3.4 million for the fourth quarter of 2022 from $2.3 million for the third quarter of 2022 and decreased 29.5% compared to $4.8 million for the fourth quarter a year ago. The Bank recorded a $1.5 million BOLI death benefit payment related to the passing of a former employee which was partially offset by decreases during the fourth quarter of 2022 in service fee income and gain on sale of loans. Decreases compared to the fourth quarter of 2021 were primarily due to lower market gains on sale of loans and lower gains on the value of our limited partnership fintech investments.

Noninterest income decreased 34.0% to $10.3 million for the year ended December 31, 2022, from $15.6 million for the year ended December 31, 2021. Decreases compared to the prior year were primarily due to lower gain on sale of mortgage loans, lower gains on investment security sales, a decrease in the value of our limited partnership fintech investments, and a decline in the value of the loan servicing rights asset, partially offset by additional service fee income and the BOLI death benefit payment.

Noninterest expense totaled $15.1 million for the fourth quarter of 2022, compared to $15.4 million for the preceding quarter and $14.7 million for the fourth quarter a year ago. The decrease from the prior quarter is mainly related to reduced Quin compensation. The increase over the fourth quarter of 2021 reflects increases in data processing and occupancy expenses associated with expanding our footprint with additional branch locations as well as higher professional fees, including legal and technology consulting fees.

Noninterest expense increased 14.5% to $62.3 million for the year ended December 31, 2022, from $54.4 million for the year ended December 31, 2021. Additional Quin expenses resulted in significant increases to advertising, compensation, depreciation and data processing expenses during the year ended December 31, 2022, totaling approximately $3.5 million. As of December 31, 2022, future additional expenses related to Quin are expected to be immaterial.

The provision for income tax increased to $1.0 million for the fourth quarter of 2022, compared to $818,000 for the third quarter of 2022 and $1.1 million for the fourth quarter of 2021, reflecting differences in pre-tax income. The provision for income tax decreased to $2.9 million for the year ended December 31, 2022, compared to $3.2 million for the year ended December 31, 2021. The effective tax rate decreased over prior periods as a result of the permanent tax exclusion of BOLI noninterest income, including the BOLI death benefit.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2022. Common Equity Tier 1 and Total Risk-Based Capital Ratios at December 31, 2022, were 13.4% and 14.4%, respectively.

Nonperforming loans were $1.8 million at December 31, 2022, a decrease of $1.7 million from September 30, 2022, which was related to the payoff of one speculative single-family home construction project. A small improvement in mortgage loans was offset by increases in nonperforming consumer loans. The percentage of the allowance for loan losses to nonperforming loans increased to 900% at December 31, 2022, from 463% at September 30, 2022, and decreased from 1095% at December 31, 2021. Classified loans increased $5.2 million to $16.9 million at December 31, 2022, as one $14.0 million commercial multifamily construction loan was downgraded during the fourth quarter due to additional liens being placed on the property. The allowance for loan losses as a percentage of total loans was 1.05% at December 31, 2022, decreasing from 1.07% at the prior quarter end and decreasing from 1.11% reported one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2022, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #3 in the medium-sized company category in 2022 and was ranked #4 in the same category in 2021.

In June 2022, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020 and 2021, which recognizes the region's fastest-growing middle market companies.

Additionally, in June 2022 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.

In September 2022, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive.

In October 2022, First Fed was also recognized in the Best of the Peninsula surveys, winning Best Bank for both Clallam and Jefferson counties. The Bank was a finalist for Best Bank on Bainbridge Island and Central Kitsap. Also, First Fed received Best Financial Advisor in Jefferson.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank, along with other fintech partnerships. First Fed is a small business-focused financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2022, the Company made a minority investment in Meriwether Group, a boutique investment banking and accelerator firm. In 2021, the Company entered a joint venture to found Quin Ventures, Inc., a fintech focused on financial wellness and lifestyle protection for consumers nationwide. Other fintech partnership initiatives include banking-as-a-service, digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012. The Company completed its initial public offering in 2015 under the ticker symbol FNWB and is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
Assets

Cash and due from banks	$17,104	$22,784	$13,868	-24.9%	23.3%
Interest-earning deposits in banks	28,492	80,879	112,148	-64.8	-74.6
Investment securities available for sale, at fair value	326,569	329,436	344,212	-0.9	-5.1
Loans held for sale	597	263	760	127.0	-21.4
Loans receivable (net of allowance for loan losses of $16,116, $16,273, and $15,124)	1,531,435	1,521,118	1,350,260	0.7	13.4
Federal Home Loan Bank (FHLB) stock, at cost	11,681	11,961	5,196	-2.3	124.8
Accrued interest receivable	6,743	6,655	5,289	1.3	27.5
Premises and equipment, net	18,089	20,841	19,830	-13.2	-8.8
Servicing rights on sold loans, net	—	—	3,282	n/a	-100.0
Servicing rights on sold loans, at fair value	3,887	3,872	—	0.4	100.0
Bank-owned life insurance, net	39,665	40,003	39,318	-0.8	0.9
Equity and partnership investments	14,289	13,990	3,571	2.1	300.1
Goodwill and other intangible assets, net	1,089	1,173	1,183	-7.2	-7.9
Prepaid expenses and other assets	42,430	38,466	22,164	10.3	91.4

Total assets	$2,042,070	$2,091,441	$1,921,081	-2.4%	6.3%

Liabilities and Shareholders' Equity

Deposits	$1,564,255	$1,605,235	$1,580,580	-2.6%	-1.0%
Borrowings	285,358	292,338	119,280	-2.4	139.2
Accrued interest payable	455	105	393	333.3	15.8
Accrued expenses and other liabilities	32,344	34,940	29,240	-7.4	10.6
Advances from borrowers for taxes and insurance	1,376	2,224	1,108	-38.1	24.2

Total liabilities	1,883,788	1,934,842	1,730,601	-2.6	8.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,703,581 at December 31, 2022; issued and outstanding 9,978,041 at September 30, 2022; and issued and outstanding 9,972,698 at December 31, 2021	97	100	100	-3.0	-3.0
Additional paid-in capital	95,508	97,924	96,132	-2.5	-0.6
Retained earnings	114,424	110,107	103,013	3.9	11.1
Accumulated other comprehensive (loss) income, net of tax	(40,543)	(41,023)	288	1.2	-14,177.4
Unearned employee stock ownership plan (ESOP) shares	(7,913)	(8,077)	(8,572)	2.0	7.7

Total parent's shareholders' equity	161,573	159,031	190,961	1.6	-15.4
Noncontrolling interest in Quin Ventures, Inc.	(3,291)	(2,432)	(481)	-35.3	-584.2

Total shareholders' equity	158,282	156,599	190,480	1.1	-16.9

Total liabilities and shareholders' equity	$2,042,070	$2,091,441	$1,921,081	-2.4%	6.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$20,240	$17,778	$15,041	13.8%	34.6%
Interest on investment securities	3,059	2,817	2,073	8.6	47.6
Interest on deposits in banks	173	118	37	46.6	367.6
FHLB dividends	189	142	58	33.1	225.9
Total interest income	23,661	20,855	17,209	13.5	37.5

INTEREST EXPENSE
Deposits	2,434	1,251	787	94.6	209.3
Borrowings	2,297	1,400	608	64.1	277.8
Total interest expense	4,731	2,651	1,395	78.5	239.1

Net interest income	18,930	18,204	15,814	4.0	19.7

PROVISION FOR (RECAPTURE OF) LOAN LOSSES	285	750	(150)	-62.0	290.0

Net interest income after provision for loan losses	18,645	17,454	15,964	6.8	16.8

NONINTEREST INCOME
Loan and deposit service fees	1,163	1,302	1,007	-10.7	15.5
Sold loan servicing fees	202	206	88	-1.9	129.5
Net gain on sale of loans	55	285	2,264	-80.7	-97.6
Increase in cash surrender value of bank-owned life insurance	230	221	238	4.1	-3.4
Income from death benefit on bank-owned life insurance, net	1,489	—	—	100.0	100.0
Other income	229	320	1,179	-28.4	-80.6
Total noninterest income	3,368	2,334	4,776	44.3	-29.5

NONINTEREST EXPENSE
Compensation and benefits	8,357	9,045	8,948	-7.6	-6.6
Data processing	2,119	1,778	1,818	19.2	16.6
Occupancy and equipment	1,300	1,499	1,173	-13.3	10.8
Supplies, postage, and telephone	333	322	313	3.4	6.4
Regulatory assessments and state taxes	372	365	316	1.9	17.7
Advertising	486	645	556	-24.7	-12.6
Professional fees	762	695	409	9.6	86.3
FDIC insurance premium	235	219	302	7.3	-22.2
Other	1,179	807	843	46.1	39.9
Total noninterest expense	15,143	15,375	14,678	-1.5	3.2

INCOME BEFORE PROVISION FOR INCOME TAXES	6,870	4,413	6,062	55.7	13.3

PROVISION FOR INCOME TAXES	1,008	818	1,112	23.2	-9.4

NET INCOME	5,862	3,595	4,950	63.1	18.4
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	198	696	174	-71.6	13.8

NET INCOME ATTRIBUTABLE TO PARENT	$6,060	$4,291	$5,124	41.2%	18.3%

Basic and diluted earnings per common share	$0.66	$0.47	$0.55	40.4%	20.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Year Ended December 31,		Percent
	2022	2021	Change
INTEREST INCOME
Interest and fees on loans receivable	$68,635	$55,029	24.7%
Interest on investment securities	10,866	8,369	29.8
Interest on deposits in banks	375	83	351.8
FHLB dividends	502	190	164.2
Total interest income	80,378	63,671	26.2

INTEREST EXPENSE
Deposits	5,198	3,396	53.1
Borrowings	5,317	1,977	168.9
Total interest expense	10,515	5,373	95.7

Net interest income	69,863	58,298	19.8

PROVISION FOR LOAN LOSSES	1,535	1,350	13.7

Net interest income after provision for loan losses	68,328	56,948	20.0

NONINTEREST INCOME
Loan and deposit service fees	4,729	3,860	22.5
Sold loan servicing fees	867	946	-8.4
Net gain on sale of loans	824	5,278	-84.4
Net gain on sale of investment securities	118	2,410	-95.1
Increase in cash surrender value of bank-owned life insurance	916	965	-5.1
Income from death benefit on bank-owned life insurance, net	1,489	—	100.0
Other income	1,384	2,179	-36.5
Total noninterest income	10,327	15,638	-34.0

NONINTEREST EXPENSE
Compensation and benefits	35,940	33,515	7.2
Data processing	7,539	6,244	20.7
Occupancy and equipment	5,398	4,312	25.2
Supplies, postage, and telephone	1,376	1,189	15.7
Regulatory assessments and state taxes	1,539	1,213	26.9
Advertising	3,288	2,040	61.2
Professional fees	2,645	1,997	32.4
FDIC insurance premium	888	752	18.1
Other	3,699	3,151	17.4
Total noninterest expense	62,312	54,413	14.5

INCOME BEFORE PROVISION FOR INCOME TAXES	16,343	18,173	-10.1

PROVISION FOR INCOME TAXES	2,847	3,194	-10.9

NET INCOME	13,496	14,979	-9.9
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	2,149	439	389.5

NET INCOME ATTRIBUTABLE TO PARENT	$15,645	$15,418	1.5%

Basic and diluted earnings per common share	$1.71	$1.63	4.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Performance ratios: (1)
Return on average assets	1.18%	0.85%	0.51%	0.60%	1.09%
Return on average equity	15.26	10.12	5.75	6.01	10.72
Average interest rate spread	3.72	3.72	3.65	3.43	3.48
Net interest margin (2)	3.96	3.88	3.77	3.53	3.58
Efficiency ratio (3)	67.9	74.9	87.2	82.9	70.5
Equity to total assets	7.75	7.49	8.13	9.14	9.92
Average interest-earning assets to average interest-bearing liabilities	124.8	128.6	130.0	132.3	133.8
Book value per common share	$16.31	$15.69	$16.60	$17.77	$19.10

Tangible performance ratios:
Tangible assets (4)	$2,040,267	$2,089,454	$2,029,702	$1,942,151	$1,919,028
Tangible common equity (4)	156,479	154,612	163,224	175,645	188,427
Tangible common equity ratio (4)	7.67%	7.40%	8.04%	9.04%	9.82%
Return on tangible common equity (4)	15.45	10.23	5.82	6.09	10.82
Tangible book value per common share (4)	$16.13	$15.50	$16.40	$17.56	$18.89

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.09%	0.17%	0.06%	0.06%	0.07%
Nonperforming loans to total loans (6)	0.12	0.23	0.08	0.09	0.10
Allowance for loan losses to nonperforming loans (6)	900.34	462.70	1268.90	1226.85	1095.15
Allowance for loan losses to total loans	1.05	1.07	1.07	1.10	1.11
Annualized net charge-offs (recoveries) to average outstanding loans	0.11	0.06	(0.03)	0.00	(0.01)

Capital ratios (First Fed Bank):
Tier 1 leverage	10.4%	10.5%	10.4%	10.6%	10.6%
Common equity Tier 1 capital	13.4	13.1	13.2	13.7	13.8
Tier 1 risk-based	13.4	13.1	13.2	13.7	13.8
Total risk-based	14.4	14.2	14.2	14.7	14.9

Other Information:
Average total assets	$2,039,016	$1,996,765	$1,963,665	$1,899,717	$1,864,309
Average total loans	1,541,850	1,488,194	1,443,760	1,336,175	1,336,937
Average interest-earning assets	1,895,799	1,859,396	1,836,202	1,777,704	1,750,355
Average noninterest-bearing deposits	326,450	342,944	344,827	328,304	330,913
Average interest-bearing deposits	1,243,185	1,224,548	1,223,888	1,221,323	1,211,453
Average interest-bearing liabilities	1,519,106	1,446,428	1,412,327	1,343,216	1,307,895
Average equity	157,590	168,264	173,584	189,455	189,706
Average shares -- basic	9,069,493	9,093,821	9,094,894	9,130,168	9,103,640
Average shares -- diluted	9,106,453	9,138,123	9,166,131	9,225,368	9,189,252

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Year Ended December 31,
	2022	2021
Performance ratios:
Return on average assets	0.79%	0.87%
Return on average equity	9.09	8.19
Average interest rate spread	3.63	3.40
Net interest margin (1)	3.79	3.51
Efficiency ratio (2)	77.7	73.6
Equity to total assets	7.75	9.92
Average interest-earning assets to average interest-bearing liabilities	128.8	134.1
Book value per common share	$16.31	$19.10

Tangible performance ratios:
Tangible assets (3)	$2,040,267	$1,919,028
Tangible common equity (3)	156,479	188,427
Tangible common equity ratio (3)	7.67%	9.82%
Return on tangible common equity (3)	9.20	8.22
Tangible book value per common share (3)	$16.13	$18.89

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.09%	0.07%
Nonperforming loans to total loans (5)	0.12	0.10
Allowance for loan losses to nonperforming loans (5)	900.34	1095.15
Allowance for loan losses to total loans	1.05	1.11
Annualized net charge-offs (recoveries) to average outstanding loans	0.04	(0.00)

Capital ratios (First Fed Bank):
Tier 1 leverage	10.4%	10.6%
Common equity Tier 1 capital	13.4	13.8
Tier 1 risk-based	13.4	13.8
Total risk-based	14.4	14.9

Other Information:
Average total assets	$1,975,233	$1,765,230
Average total loans	1,453,156	1,249,605
Average interest-earning assets	1,842,645	1,661,219
Average noninterest-bearing deposits	335,646	308,467
Average interest-bearing deposits	1,228,286	1,154,430
Average interest-bearing liabilities	1,430,796	1,238,833
Average equity	172,125	188,215
Average shares -- basic	9,082,032	9,135,341
Average shares -- diluted	9,143,615	9,230,128

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	See reconciliation of Non-GAAP Financial Measures later in this release.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	December 31, 2022	September 30, 2022	December 31, 2021	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$99	$130	$14,552	$(31)	$(14,453)
Northpointe Bank MPP	—	—	26,272	—	(26,272)
Secured lines of credit	15,432	14,982	10,376	450	5,056
Unsecured lines of credit	1,266	1,479	3,082	(213)	(1,816)
SBA loans	7,692	6,975	237	717	7,455
Other commercial business loans	52,507	47,703	25,319	4,804	27,188
Total commercial business loans	$76,996	$71,269	$79,838	$5,727	$(2,842)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$78,290	$79,353	$58,296	$(1,063)	$19,994
Woodside auto loans	117,694	112,944	100,965	4,750	16,729
First Help auto loans	5,084	5,912	5,752	(828)	(668)
Other auto loans	8,082	10,229	13,861	(2,147)	(5,779)
Other consumer loans	13,644	14,662	3,895	(1,018)	9,749
Total auto and other consumer loans	$222,794	$223,100	$182,769	$(306)	$40,025

Construction and land loans breakout
1-4 Family construction	$77,375	$71,758	$68,079	$5,617	$9,296
Multifamily construction	77,026	99,153	88,919	(22,127)	(11,893)
Acquisition-renovation	19,322	18,761	51,099	561	(31,777)
Nonresidential construction	9,212	16,034	6,308	(6,822)	2,904
Land and development	11,711	11,469	10,304	242	1,407
Total construction and land loans	$194,646	$217,175	$224,709	$(22,529)	$(30,063)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$158,282	$156,599	$165,154	$177,776	$190,480
Less: Goodwill and other intangible assets	1,089	1,173	1,176	1,180	1,183
Disallowed non-mortgage loan servicing rights	714	814	754	951	870
Total tangible common equity	$156,479	$154,612	$163,224	$175,645	$188,427

Total assets	$2,042,070	$2,091,441	$2,031,632	$1,944,282	$1,921,081
Less: Goodwill and other intangible assets	1,089	1,173	1,176	1,180	1,183
Disallowed non-mortgage loan servicing rights	714	814	754	951	870
Total tangible assets	$2,040,267	$2,089,454	$2,029,702	$1,942,151	$1,919,028

Average shareholders' equity	$157,590	$168,264	$173,584	$189,455	$189,706
Less: Average goodwill and other intangible assets	1,171	1,175	1,179	1,182	1,185
Average disallowed non-mortgage loan servicing rights	813	755	949	1,381	643
Total average tangible common equity	$155,606	$166,334	$171,456	$186,892	$187,878

Tangible common equity ratio (1)	7.67%	7.40%	8.04%	9.04%	9.82%
Net income	$6,060	$4,291	$2,488	$2,806	$5,124
Return on tangible common equity (1)	15.45%	10.23%	5.82%	6.09%	10.82%
Common shares outstanding	9,703,581	9,978,041	9,950,172	10,003,622	9,972,698
Tangible book value per common share (1)	$16.13	$15.50	$16.40	$17.56	$18.89
GAAP Ratios:
Equity to total assets	7.75%	7.49%	8.13%	9.14%	9.92%
Return on average equity	15.26%	10.12%	5.75%	6.01%	10.72%
Book value per common share	$16.31	$15.69	$16.60	$17.77	$19.10

	December 31, 2022	December 31, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$158,282	$190,480
Less: Goodwill and other intangible assets	1,089	1,183
Disallowed non-mortgage loan servicing rights	714	870
Total tangible common equity	$156,479	$188,427

Total assets	$2,042,070	$1,921,081
Less: Goodwill and other intangible assets	1,089	1,183
Disallowed non-mortgage loan servicing rights	714	870
Total tangible assets	$2,040,267	$1,919,028

Average shareholders' equity	$172,125	$188,215
Less: Average goodwill and other intangible assets	1,177	520
Average disallowed non-mortgage loan servicing rights	972	144
Total average tangible common equity	$169,976	$187,551

Tangible common equity ratio (1)	7.67%	9.82%
Net income	$15,645	$15,418
Return on tangible common equity (1)	9.20%	8.22%
Common shares outstanding	9,703,581	9,972,698
Tangible book value per common share (1)	$16.13	$18.89
GAAP Ratios:
Equity to total assets	7.75%	9.92%
Return on average equity	9.09%	8.19%
Book value per common share	$16.31	$19.10

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.